Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-272179) and on Form S-8 (No. 333-266657) of Actelis Networks, Inc. of our report dated March 29, 2023, except with respect to the matters that raise substantial doubt about the Company’s ability to continue as a going concern discussed in Note 1c, as to which the date is January 8, 2024, relating to the financial statements, which appears in this Current Report on Form 8-K.

/s/ Kesselman & Kesselman

Certified Public Accountants (Isr.)

A member firm of PricewaterhouseCoopers International Limited

Tel-Aviv, Israel

January 8, 2024